Exhibit 99.1

Startek Announces Completion of Take-Private Acquisition by Funds Managed by CSP Management Limited

DENVER — January 5, 2024 — Startek, Inc. (NYSE: SRT) (“Startek” or the “Company”), a global customer experience (CX) solutions provider, today announced the successful completion of its take-private acquisition by funds managed by Capital Square Partners (“CSP”), effective today, January 5, 2024.

Under the terms of the definitive agreement for the transaction that was previously announced on October 10, 2023, CSP will acquire all shares of Startek common stock not already owned by CSP for $4.30 per share in cash.

With the completion of the take-private acquisition, Startek’s common stock ceased trading before market open on January 5, 2024 and will no longer be listed on the New York Stock Exchange.

Advisors
Houlihan Lokey Capital, Inc. served as financial advisor to the Special Committee of the Board of Directors of Startek, and Gibson, Dunn & Crutcher LLP served as its legal counsel. Latham & Watkins LLP served as legal counsel to CSP.

About Startek®
For more than 35 years, Startek has delivered customer experience (CX) excellence for the world’s leading brands. Spread across 12 countries, our 38,000 associates create memorable, personalized experiences in both voice and non-voice channels. Our clients span from fortune 500s to fast-growing startups in a diverse range of industries including cable, media and telecom; travel and hospitality; retail and e-commerce and banking and financial services.

By creating closer connections, Startek delivers value for our clients, opportunity for our people and sustainable growth for our shareholders.

To learn more visit www.startek.com and follow us on LinkedIn.

About Capital Square Partners
Founded in 2014 in Singapore, Capital Square Partners is a private equity firm investing in cross-border technology and business services across Southeast Asia and India. As a sector focused fund manager with $1.5 billion under management, CSP is one of the largest dedicated technology and technology enabled business services private equity fund manager in Asia. Over the past decade, the team has invested, created and exited a number of leading companies in technology services sector, including Minacs, Indecomm, GAVS Technologies and Accion Labs. Capital Square Partners holds a Capital Markets Services (CMS) License from the Monetary Authority of Singapore. For more information click here.

Startek Contacts

Investor Relations
Cody Cree
Gateway Group, Inc.
(949) 574-3860
SRT@gateway-grp.com

Media Relations
Neha Iyer
Startek
neha.iyer@startek.com